Exhibit 10.1

EXPLANATORY NOTE: “*****” INDICATES THE PORTION OF THIS EXHIBIT THAT

HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

CONSULTING SERVICES AGREEMENT

(the “Consulting Agreement”)

BETWEEN:

GRAHAM WATSON

(the “Consultant”)

- and -

REINSURANCE GROUP OF AMERICA, INCORPORATED

(the “Company”)

WHEREAS it is the intention of the parties to establish a consultant and client relationship for all purposes and not an employee and employer relationship;

NOW THEREFORE, in consideration of the payments set out in paragraph 3 of this Consulting Agreement the parties enter into this Consulting Agreement to specify the terms and conditions binding between them.

Term

1.1	Engagement. The Company will engage the Consultant, and the Consultant hereby agrees to serve the Company on the terms and conditions set out in this Consulting Agreement.

1.2	Term. The initial term of this Consulting Agreement and the Consultant’s engagement is from January 3, 2012 to July 31, 2012, and it will automatically be extended for successive one month periods until either party terminates this Consulting Agreement pursuant to section 1.3.

1.3	Termination. Effective July 31, 2012 (a) this Consulting Agreement and the Consultant’s engagement may be terminated at any time by either party providing ten (10) days’ prior written notice of termination to the other party, without further notice or any other obligations by either party; and b) the Company may terminate this Consulting Agreement immediately in the case of a default by the Consultant which is not remedied within five (5) days after written notice of the default is received by the Consultant from the Company.

2.	Services

2.1	Services. The Consultant will provide consulting services to the Company concerning a variety of business needs, including but not limited to, business development and growth strategies, client strategies, client activities, business regulations, and any other business request made by the Chief Executive Officer or his designate (the “Services”).

2.2	Service Standards. Without limitation, in the provision of Services the Consultant shall:

(a)	act honestly and in good faith with a view to the best interests of the Company in providing the Services and will devote such time as is required to render the Services in a professional and competent manner;

(b)	comply with all applicable laws, regulations, codes and other similar requirements in connection with the provision of Services and comply with all reasonable directions from the Company in connection with the provision of Services, including those on information security and privacy;

(c)	at the Company’s request upon termination of the provision of any Services under this Consulting Agreement (and for such reasonable period thereafter) provide such reports, records and/or information that may be required so as to ensure a smooth and orderly transfer of the relevant functions to the Company or any person designated by the Company.

2.3	Status. The Company and the Consultant specifically agree the Consultant is not, and this Consulting Agreement is not intended to and will not operate to make the Consultant an employee or an agent of the Company for any purpose whatsoever. The relationship between the Company and the Consultant is that of an independent contractor. The Company and the Consultant are not partners or joint venturers with each other. Nothing in this Consulting Agreement will be construed so as to: (i) make the Company and the Consultant partners or joint venturers; (ii) make the Consultant an employee or agent of the Company; or (iii) impose any liability as partner, joint venturer, employer or employee on the Company or the Consultant.

2.4	Resources. The Consultant’s methods of meeting the obligations pursuant to this Consulting Agreement, hours of work and place of work shall be determined by the Consultant in his sole discretion and judgment, subject to the provisions and requirements of this Consulting Agreement and subject to the understanding that the Consultant will provide the Services in the best interests of the Company and to use best efforts to promote the interests and goodwill of the Company.

(a)	Subject to availability the Company will provide to the Consultant temporary office space consistent with that provided to visiting external consultants of the Company from time to time; and

(b)	Subject to the foregoing, the Company will not provide the Consultant with equipment, facilities or materials in connection with the provision of the Services, all of which remain the sole responsibility of the Consultant.

2.5	Authority to Bind Company. Nothing in this Consulting Agreement gives the Consultant any authority to act, or hold the Consultant out as agent, for the Company or to bind the Company to perform any obligation to third parties.

2.6	Intellectual Property. The Company shall provide the Consultant with site access and pertinent records as required. All manuals, reports, systems and data supplied to the Consultant by the Company or prepared by the Consultant specifically for the Company as part of the Services shall be and remain the sole property of the Company. The Consultant hereby expressly waives all intellectual property rights, including without limitation all moral rights, which it may have in and to the Services performed or delivered by the Consultant under this Consulting Agreement.

3.	Consulting Fees, Withholdings and Other

3.1	Fees. The Company will pay the Consultant consulting fees of $300,000.00 (USD) on an annualized basis payable monthly at $25,000.00 (USD), plus value added tax, sales tax or other similar taxes, as applicable (the “Base Fee”) and plus any expenses payable pursuant to section 3.2 hereof. The Consultant shall invoice the Company on a monthly basis. For further clarity, where the Consultant’s engagement is automatically extended for successive one month periods beyond July 31, 2012 pursuant to section 1.2, the Base Fee will be prorated on a monthly basis for the purposes of calculating the fees owing to the Consultant.

3.2	Expenses. The Company will reimburse the Consultant for reasonable out-of-pocket expenses which have received pre-approval from the Company and which are actually incurred or paid by the Consultant during the term of this Consulting Agreement in the performance of the Consultant’s services under this Consulting Agreement upon presentation of expense statements with original receipts or vouchers, or such other original supporting documentation as the Company may require. All reimbursements will be made in accordance with Company policy as determined by the Company at its sole discretion from time to time. The Company shall have no obligation to reimburse expenses not submitted for reimbursement within 90 days after the month in which they are incurred.

4.	No Conflicting Obligations or Solicitation and Confidential Information and Intellectual Property

4.1	Non-Solicitation of Clients. The Consultant agrees that he will not, without the prior written approval of the Company, for a period beginning January 3, 2012 and ending August 3, 2014, either individually or jointly, directly or indirectly, whether as a partner, owner, investor, joint venturer, officer, director, employee, operator, consultant, agent, independent contractor, shareholder or in any other manner, for any reason whatsoever:

(a)	solicit or attempt to solicit business, from the following corporations, including their officers, directors, servants, agents, successors, assigns, employees and any and all related or affiliated companies: ***** for purposes directly competitive to the business activities of the Company or its related or affiliated companies, including the delivery of life and/or health reinsurance services, solutions or advice, facultative underwriting, life and/or health insurance product development, and capital-motivated reinsurance services; or

(b)	solicit or attempt to solicit business, from any other client or customer or actively sought prospective client or customer of the Company which was serviced or solicited by the Company or its related or affiliated companies during the twelve (12) months preceding the termination of this Consulting Agreement, for purposes directly competitive to the business activities of the Company or its related or affiliated companies, including the delivery of life and/or health reinsurance services, solutions or advice, facultative underwriting, life and/or health insurance product development, and capital-motivated reinsurance services.

4.2	Non-Solicitation of Employees. The Consultant agrees that he will not, without the prior written approval of the Company, for a period beginning January 3, 2012 and ending August 3, 2014, either individually or jointly, directly or indirectly, whether as a partner, owner, investor, joint venturer, officer, director, employee, operator, consultant, agent, independent contractor, shareholder or in any other manner, for any reason whatsoever hire or take away or cause to be hired or taken away, or attempt to do so, any employee of the Company, or any former employee of the Company, or its related or affiliated companies, who was employed or became employed prior to August 3, 2014 at a level comparable to grade thirteen (13) or higher with experience in or exposure to the international operations of the Company, its related or affiliated companies during the twelve (12) months preceding the termination of this Consulting Agreement.

4.3	Confidential Information. The Consultant acknowledges that he will receive or conceive confidential information pertaining to the activities, operations and business, past, present and future, of the Company or its subsidiaries or related or associated companies, which information is not in the public domain. The Consultant acknowledges that such confidential information belongs to the Company and that its disclosure or unauthorized use could be prejudicial to the Company and contrary to its interests.

Accordingly, the Consultant agrees to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person, without the explicit prior written authorization of the Company.

This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall continue so long as such confidential information does not become public as a result of an act by the Company or a third party which act does not involve the fault of one of its employees or agents.

The term “confidential information” includes, without limitation, the following:

•	Business, operation and marketing strategies, programs, plans and methods;

•	pricing policies, product strategies, and other methods of operation;

•

customer, client and supplier lists; customer, client and supplier identification; prospective customer, client and supplier identification; prospective leads or target accounts, and other basic customer, client and supplier information;

•	business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed;

•	employment lists, salary information and other information regarding employees, agents, representatives, consultants and independent contractors of the Company; and

•	lists of the Company’s vendors and suppliers and terms of service contracts.

The Consultant agrees that the confidential information is a special and unique asset of the Company and derives independent economic value, actual or potential, from not being generally known by the public or by other persons, corporations or other entities who can obtain economic value from its disclosure. The Consultant agrees that the disclosure of any confidential information to competitors of the Company, or use of any confidential information for his own benefit, would constitute misappropriation of the confidential information.

4.4	Acknowledgements. In respect of the foregoing, the Consultant acknowledges and agrees that the foregoing time, geographic and other limitations in sections 4.1, 4.2 and 4.3 are reasonable and properly required for the adequate protection of the exclusive property and business interests of the Company.

5.	General Provisions

5.1	Other Obligations. The Consultant’s obligations under this Consulting Agreement do not restrict any implied obligations it owes to the Company at common law, in equity or otherwise.

5.2	Assignment. The Consultant may not assign its rights, obligations or delegate its obligations or any part thereof under this Consulting Agreement without the prior written consent of the Company, which consent will be at the Company’s sole discretion. The Company has the right to assign, in whole or in part, its rights and obligations under this Consulting Agreement to any of its subsidiaries or affiliates, provided that it provides the Consultant with written notice thereof. This Consulting Agreement inures to the benefit of and is binding upon the successors and assigns of the Company.

5.3	Amendment. Except as expressly provided to the contrary, no modification, amendment or waiver of any of the provisions of this Consulting Agreement will be effective unless made by an agreement in writing executed by the parties.

5.4	Severability. If any provision of this Consulting Agreement is declared void or unenforceable, such provision will be deemed severed from this Consulting Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Consulting Agreement will remain in full force and effect.

5.5	Non-Exclusivity. Nothing herein shall be deemed to grant to the Consultant an exclusive right to provide the Services to the Company, and the Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of Services as are available to or have been requested by the Company pursuant to this Consulting Agreement.

5.6	No Sub-Contract without Consent. The Consultant shall not subcontract its right under this Consulting Agreement without the prior written consent of the Company.

5.7	No Third Party Rights. Except as expressly provided to the contrary, no term of this Consulting Agreement is intended to confer a benefit on, or to be enforceable by, any person who is not a party to this Consulting Agreement.

5.8	Notice. Except as expressly provided to the contrary, all notices and reports to be given by a party shall be in writing and shall be sufficiently given if sent by facsimile transmission, next day delivery service or by prepaid, first class mail. Every such notice and report given by mail shall be conclusively deemed to have been given on the earlier of the date it is received by the other party (if a signed receipt is obtained) or, in all other cases, the third business day following the date of transmission or mailing thereof. The addresses and facsimile numbers of the parties for notices and reports are as follows:

(i)	If to the Company:

Reinsurance Group of America, Incorporated

1370 Timberlake Manor Parkway

Chesterfield, Missouri, USA

63017-6039

Facsimile Number: 636-736-2511

Attention: Gay Burns

 Senior Vice President and Chief Human Resources Officer

(ii)	If to the Consultant:

Graham Watson

St. Dogwells Farm

Wolfscastle

Haverfordwest

Pembs

Wales SA62 5DT

Facsimile Number: 44 1348 840 795

5.9	Survival. This section and the Consultant’s obligations in section 4 of this Consulting Agreement survive the cessation of this Consulting Agreement and the Consultant’s engagement.

5.10	Laws. This Consulting Agreement will be governed by, and interpreted and construed in accordance with the laws of the State of Missouri, without reference to its choice of law principles. The Company and the Consultant hereby irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of Missouri and courts competent to hear appeals therefrom.

5.11	Understanding. The Company and the Consultant acknowledge having read and understood this Consulting Agreement, having had the opportunity to obtain independent legal advice regarding this Consulting Agreement and having done so or refused to do so of their own volition.

IN WITNESS WHEREOF the Company and the Consultant have executed this Consultancy Agreement:

EFFECTIVE as of the 3rd day of January, 2012

DATED this 31st day of May, 2012.

/s/ J.S. Watson	/s/ Graham Watson
Witness	GRAHAM WATSON

DATED this 31st day of May, 2012.

/s/ James Naumovski	/s/ Paul Nitsou
Witness	For: REINSURANCE GROUP OF AMERICA, INCORPORATED